Exhibit (s)
Calculation of Filing Fee Tables

Form N-2
(Form Type)

Evanston Alternative Opportunities Fund
(Exact Name of Registrant as Specified in its Declaration of Trust)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Shares of Beneficial Interest	457(o)	30,000,000	$8.89(1)	$266,700,000	0.0000927	$24,723.09
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts						$266,700,000		$24,723.09
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due								$24,723.09

(1) Shares are offered at net asset value, which will vary.  The proposed maximum offering price per unit is calculated based on the net asset value per share of Registrant’s Class I Shares as of May 31, 2022.